Exhibit 16.1
August 17, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for CT Communications, Inc. and, under the date of March 30, 2006, we reported on the consolidated financial statements of CT Communications, Inc. as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004, and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004. On August 14, 2006, our appointment as principal accountants was terminated. We have read CT Communications, Inc.’s statements included under Item 4.01 of its Form 8-K filed with the Securities and Exchange Commission on August 17, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with CT Communications, Inc.’s statements that on August 17, 2006, CT Communications, Inc. appointed Ernst & Young LLP (“E&Y”) as its independent registered public accounting firm for the year ending December 31, 2006 and that this decision and the decision to dismiss KPMG were approved by the Audit Committee of CT Communications, Inc.’s Board of Directors. Additionally, we are not in a position to agree or disagree with CT Communications, Inc.’s statement that during the two most recent fiscal years or the subsequent interim period prior to CT Communications, Inc.’s approval of the appointment of E&Y, CT Communications, Inc. did not consult with E&Y regarding any matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Very truly yours,
KPMG LLP